Exhibit 99.7

HOWARD BANCORP, INC.

NOMINEE HOLDER CERTIFICATION

The undersigned, a broker, custodian bank, trustee, depository or other nominee holder of subscription rights (the “Subscription Rights”) to purchase shares of common stock (“Common Stock”) of Howard Bancorp, Inc. (“Howard Bancorp”) pursuant to the rights offering (the “Rights Offering”) described and provided for in Howard Bancorp’s registration statement, as amended, and final prospectus dated ___________, 2012 (the “Prospectus”), hereby certifies to Howard Bancorp and Registrar and Transfer Company, as subscription agent for the Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Subscription Rights specified below pursuant to the Basic Subscription Right (as defined in the Prospectus), and on behalf of beneficial owners of Subscription Rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the Over-Subscription Option (as defined in the Prospectus), listing separately below each such exercised Basic Subscription Right and the corresponding Over-Subscription Option (without identifying any such beneficial owner), and (2) each such beneficial owner’s Basic Subscription Right has been exercised in full if shares are subscribed for pursuant to the Over-Subscription Option:

Number of Shares of Common Stock Owned on the Record Date	Rights Exercised Pursuant to Basic Subscription Right	Number of Shares Subscribed for Pursuant to the Over-Subscription Option
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

Provide the following information if applicable:

Depository Trust Company (“DTC”) Participant Number

Participant Name

DTC Basic Subscription Confirmation Number(s)

Name of Broker, Custodian Bank, Trustee, Depository or Other Nominee

By:

Name:

Title: